       As filed with the Securities and Exchange Commission on August 19, 1996

                                               Registration No. 333-__________
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549
                               -----------------------
                                       FORM S-3
                                REGISTRATION STATEMENT
                                         UNDER
                              THE SECURITIES ACT OF 1933
                               -----------------------
                              REALTY INCOME CORPORATION
                (Exact name of registrant as specified in its charter)

         DELAWARE                                               33-0580106
(State of other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                           Identification Number)

                                220 WEST CREST STREET
                           ESCONDIDO, CALIFORNIA 92025-1725
                                    (619) 741-2111
                 (Address, including zip code, and telephone number,
          including area code, of registrants' principal executive offices)
                               -----------------------
MICHAEL R. PFEIFFER, ESQ.                                   COPIES TO:
C/O REALTY INCOME CORPORATION
220 WEST CREST STREET                             WILLIAM J. CERNIUS, ESQ.
ESCONDIDO, CALIFORNIA 92025-1725                       LATHAM & WATKINS
(619) 741-2111                               650 TOWN CENTER DRIVE, 20TH FLOOR
                                             COSTA MESA, CALIFORNIA 92626-1925
(Name, address, including zip code, and                (714) 540-1235
telephone number, including area code, of agent for service)

                               -----------------------
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.
     If the only securities being registered on this Form S-3 are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being offered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/
                               -----------------------
                           CALCULATION OF REGISTRATION FEE

- ------------------------------------------------------------------------------------------------------
                                                                          PROPOSED
                                                         PROPOSED         MAXIMUM
                                                         MAXIMUM          AGGREGATE     AMOUNT OF
TITLE OF EACH CLASS OF               AMOUNT TO BE     OFFERING PRICE      OFFERING     REGISTRATION
SECURITIES TO BE REGISTERED            REGISTERED       PER UNIT(1)       PRICE(1)          FEE
- ------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00 per
   share                                247,681         $  21.25        $ 5,263,221     $1,814.90
- ------------------------------------------------------------------------------------------------------


(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c), based on the average of the high and low sales prices of the registrant's Common Stock as reported on the New York Stock Exchange on August 12, 1996.
                             ---------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED AUGUST 19, 1996

PROSPECTUS                          247,681 SHARES

                              REALTY INCOME CORPORATION

                                     COMMON STOCK
                                  ($1.00 PAR VALUE)
                              --------------------------
    This prospectus ("Prospectus") relates to the offering from time to time by certain persons named in this Prospectus (the "Selling Stockholders") of up to 247,681 shares (the "Shares") of Common Stock, $1.00 par value per share, of Realty Income Corporation ("Company"). The Company will not receive any proceeds from the Offering.

    The Selling Stockholders directly, or through agents, dealers, underwriters, or market makers, may offer and sell from time to time all or any part of the Shares in amounts and on terms to be determined at the time of sale. To the extent required, the specific Shares to be sold, the names of the Selling Stockholders, the respective purchase price and public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. Offers or sales of the Shares have not been registered or qualified under the laws of any country other than the United States. See "Plan of Distribution."

    The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of the Shares sold less the aggregate agents' commissions and underwriters' discounts, if any. By agreement, the Company will pay substantially all of the expenses incident to the registration of the Shares, except for underwriting discounts and selling commissions associated with the sale of the Shares, all of which shall be paid by the Selling Stockholders. See "Plan of Distribution" herein for a description of indemnification arrangements for agents, dealers and underwriters.

    The closing price of the Company's Common Stock as reported on the New York Stock Exchange, Inc. on August 16, 1996, was $21.75 per share.

                              --------------------------
       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION   NOR  HAS   THE   SECURITIES  AND  EXCHANGE
             COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                ANY   REPRESENTATION  TO  THE  CONTRARY IS A
                                 CRIMINAL OFFENSE.
                              --------------------------

          THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
                ON OR ENDORSED THE MERITS OF THIS OFFERING.  ANY
                  REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                              --------------------------

                   The date of this Prospectus is         , 1996.

                                AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The registration statement on Form S-3 (of which this Prospectus is a part) (the "Registration Statement"), the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is currently listed on the New York Stock Exchange ("NYSE") and similar information concerning the Company can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission the Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the Commission's rules and regulations. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Shares, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

    a. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed on March 18, 1996;
    b. The Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1996, filed on May 10, 1996;
    c. The Company's Quarterly Report on Form 10-Q for the three months ended June 30, 1996, filed on August 9, 1996;
    d.   The Company's Current Report on Form 8-K dated July 15, 1996;
    e.   The Company's definitive Proxy Statement dated April 3, 1996; and
    f. The description of the Company's Common Stock contained in the Registration Statement on Form 8-A filed on September 30, 1994.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Copies of all documents that are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request. Requests should be directed to the Corporate Secretary of the Company, 220 West Crest Street, Escondido, California 92025 (telephone number: (619) 741-2111).

                                     THE COMPANY

    Realty Income Corporation ("Realty Income" or the "Company") is a fully integrated, self-administered and self-managed real estate investment trust ("REIT") and the nation's largest publicly-traded owner of freestanding, single-tenant, retail properties diversified geographically and by industry and operated under triple-net lease agreements. As of June 30, 1996, the Company owned a diversified portfolio of 692 properties located in 42 states. Approximately 99% of the Company's properties were leased as of June 30, 1996. Unless otherwise indicated, information regarding the Company's properties is as of June 30, 1996.

    Realty Income focuses on a strategy of acquiring freestanding, single-tenant, retail properties leased to national and regional retail chains under long-term, triple-net lease agreements. The Company typically acquires, and then leases back, retail store locations from retail chain store operators, providing capital to the operators for continued expansion and other purposes. The Company's triple-net lease agreements generally are for initial terms of 10 to 25 years, require the tenant to pay a minimum monthly rent and all property operating expenses (taxes, insurance and maintenance), and provide for future rent increases based on increases in the consumer price index and/or additional rent calculated as a percentage of the tenant's gross sales above a specified level.

    Since 1970, Realty Income has acquired and leased back to national and regional retail chains over 640 properties (including approximately 25 properties that have been sold) and has collected in excess of 98% of the contractual rent obligations on those properties. Realty Income believes that the long-term ownership of an actively managed, diversified portfolio of retail properties leased under long-term, triple-net lease agreements will produce consistent, predictable income and the potential for long-term capital appreciation. Management believes that long-term leases, coupled with tenants assuming responsibility for property expenses under the triple-net lease structure, generally produce a more predictable income stream than many other types of real estate portfolios. As of June 30, 1996, the Company's single-tenant properties were leased pursuant to leases with an average remaining term (excluding extension options) of approximately 8.9 years.

    The Company was formed on September 9, 1993 in the State of Delaware. Realty Income commenced operations as a REIT on August 15, 1994 through the merger of 25 public and private real estate limited partnerships with and into the Company (the "Consolidation"). Each of the partnerships was formed between 1970 and 1989 for the purpose of acquiring and managing long-term, triple-net leased properties. The partnerships historically made regular monthly cash distributions to investors. Realty Income has paid a regular monthly distribution to its stockholders.

    Since the Consolidation, the Company has increased the size of its portfolio through a strategic program of acquisitions. The Company has acquired 71 additional properties (the "New Properties"), and selectively sold seven properties, increasing the number of properties in its portfolio by 10.2% from 628 properties at August 15, 1994 to 692 properties as of June 30, 1996. Of the New Properties, 64 were occupied as of June 30, 1996 and the remaining seven were pre-leased and under construction pursuant to contracts under which the tenants have agreed to develop the properties (with development costs funded by the Company) and to begin paying rent when the premises open for business. The New Properties were acquired for an aggregate cost of approximately $76.9 million (including the estimated development costs on the seven properties under construction totaling $2.9 million), are located in 20 states, will contain approximately 692,000 leasable square feet and are 100% leased under triple-net leases, with an average initial lease term of 16.5 years. The weighted average annual unleveraged return on the cost of the New Properties (including the estimated cost of properties under construction) is estimated to be 11.3%, computed as estimated contractual net operating income (which in the case of a triple-net leased property is equal to the base rent or, in the case of properties under construction, the estimated base rent under the lease) for the first year of each lease, divided by total acquisition and estimated development costs. No assurance can be given that the actual return on the cost of the New Properties will not differ from the foregoing percentage. In addition to acquiring the New Properties, at June 30, 1996 the Company had entered into purchase agreements to acquire two additional properties for an aggregate cost of approximately $1.3 million.

    The Company is a fully integrated real estate company with in-house acquisition, leasing, legal, financial underwriting, portfolio management and capital markets expertise. The seven senior officers of the Company, who have each managed the Company's properties and operations for between six and 27 years, owned approximately 3.9% of the Company's outstanding common stock, par value $1.00 per share (the "Common Stock") as of August 1, 1996.

    Realty Income has 34 employees as of August 1, 1996.


                                 DISTRIBUTION POLICY

    Distributions are paid to the Company's stockholders on a monthly basis if, as and when declared by the Company's Board of Directors. In order to maintain its tax status as a REIT, the Company is generally required to distribute annually to its stockholders at least 95% of its taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain). The Company intends to make distributions to its stockholders which are sufficient to meet this requirement.

    Future distributions by the Company will be at the discretion of its Board of Directors and will depend on, among other things, its results of operations, financial condition and capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986, as amended (the "Code"), its debt service requirements and such other factors as the Board of Directors may deem relevant. In addition, the Company's three year, $130,000,000 revolving acquisition credit facility due 1998 (the "Acquisition Credit Facility") contains financial covenants which could limit the amount of distributions paid by the Company in the event of a deterioration in the results of operations or financial condition of the Company, and which prohibit the payment of distributions on the Common Stock in the event that the Company fails to pay when due (subject to any applicable grace period) any principal of or interest on borrowings under the Acquisition Credit Facility.

    Distributions by the Company to the extent of its current and accumulated earnings and profits for federal income tax purposes generally will be taxable to stockholders as ordinary income. Distributions in excess of such earnings and profits generally will be treated as a non-taxable reduction in the stockholders' basis in its stock to the extent of such basis, and thereafter as a gain from the sale of such stock. Approximately 4.7% of the distributions made or deemed to have been made in 1995 were classified as a return of capital for federal income tax purposes, the Company is unable to predict the portion of 1996 or future distributions which may be classified as a return of capital since such amount depends on the Company's taxable income for the entire year.

    In connection with the August 1995 merger of R.I.C. Advisor, Inc. (the "Advisor Company") with and into the Company (the "Merger"), the Company was treated as having acquired the accumulated earnings and profits of the Advisor Company (the "Acquired Earnings"). In order to maintain its status as a REIT, the Company was required to make or be deemed to have made distributions sufficient to eliminate the Acquired Earnings prior to December 31, 1995.
The Company declared in December 1995 a $0.155 per share regular distribution paid on January 15, 1996, a $0.155 per share regular distribution paid on January 26, 1996 (in lieu of the regular February distribution) and a $0.23 per share special distribution paid on January 11, 1996, among other things, to make or be deemed to have made distributions sufficient to eliminate the Acquired Earnings prior to December 31, 1995.

                     SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The following selected consolidated financial information for the five fiscal years ended December 31, 1995 and the six months ended June 30, 1996 and 1995, should be read in conjunction with, and is qualified by, the more detailed information and financial statements available as described under "Available Information" and "Incorporation of Certain Documents by Reference."

                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                           AS OF OR FOR THE
                                           SIX MONTHS ENDED
                                               JUNE 30,                 AS OF OR FOR THE YEARS ENDED
DECEMBER 31,
                                          --------------------------------------------------------------------------------
                                           1996       1995        1995        1994        1993        1992        1991
                                          --------------------------------------------------------------------------------
                                              (UNAUDITED)
 Total Assets (Book Value) . . . . . .  $ 411,842   $ 379,168   $ 417,639   $ 352,768   $ 384,474    $395,671   $409,904
 Cash and Cash Equivalents . . . . . .        865       3,633       1,650      11,673      29,329       7,414      5,438
 Long Term Obligations . . . . . . . .     26,408      45,197      20,457      13,621       1,035       1,041        850
 Total Liabilities . . . . . . . . . .     32,951      49,490      36,218      17,352       2,570       2,150      2,858
 Stockholders' Equity. . . . . . . . .    378,891     329,678     381,421     335,416     381,904     393,418    406,942
 Net Cash Provided by Operating
  Activities . . . . . . . . . . . . .     23,326      19,205      40,312      28,460      38,485      41,441     43,360
 Net Change in Cash and
  Cash Equivalents . . . . . . . . . .       (785)     (8,040)    (10,023)    (17,656)     21,915       1,976     (5,713)
 Total Revenue . . . . . . . . . . . .     27,415      24,171      51,555      48,863      49,018      49,034     49,420
 Consolidation Costs . . . . . . . . .     --          --          --         (11,201)     --          --          --
 Income from Operations. . . . . . . .     14,507      11,718      25,582      14,059      25,735      26,940     27,524
 Gain on Sales of Properties . . . . .        958          77          18       1,165       3,583       1,113        279
 Net Income. . . . . . . . . . . . . .     15,465      11,795      25,600      15,224      29,318      28,053     27,803
 Distributions Paid to
  Stockholders/Partners. . . . . . . .     26,653      17,553      36,710      44,666      40,831      41,567     42,676
 Ratio of Earnings to
  Fixed Charges (1). . . . . . . . . .       16:1        12:1        10:1        39:1     5,865:1         N/A        N/A
 Book Value Per Share (2). . . . . . .      16.49       16.90       16.60       17.20
 Net Income Per Share (2). . . . . . .       0.67        0.60        1.27        0.78
 Distributions Paid Per
  Share (2)(3) . . . . . . . . . . . .       1.16        0.90       1.825        0.60
 Total Distributions Declared
  Per Share (2)(3) . . . . . . . . . .      0.775        0.90       2.215        0.75
 Weighted Average Number of Shares
 Outstanding . . . . . . . . . . . . . 22,976,756  19,503,080  20,230,963  19,502,091


(1) Ratio of Earnings to Fixed Charges is calculated by dividing net income after adding back interest expense, by fixed charges. Fixed charges are comprised of interest costs. Ratio of Earnings to Fixed Charges is not applicable for 1992 and 1991 because the Company did not have any fixed charges for these periods.

(2) Due to the changes in the capital structure caused by the Consolidation (see the December 31, 1995 Form 10-K Item 8, Note 1 to the Consolidated Financial Statements), per share information would not be meaningful for 1993 through 1991 and therefore has not been included.

(3) The 1994 amount represents distributions paid or declared, as the case may be, after the Consolidation.

                                    CAPITALIZATION


    The following table sets forth the historical, consolidated capitalization of the Company as of June 30, 1996. This information should be read in conjunction with the selected consolidated financial information presented elsewhere in this Prospectus, and the consolidated financial statements and notes thereto incorporated by reference herein.


                                                               JUNE 30, 1996
                                                               --------------
                                                              (in thousands)
         Acquisition credit facility . . . . . . . . . . . . . $    24,600


         Preferred stock, $1.00 par value; 5,000,000 shares
             authorized; none issued and outstanding . . . . .          --
         Common stock, $1.00 par value; 40,000,000 shares
             authorized; 22,976,237 issued and outstanding          22,976
         Capital in excess of par value. . . . . . . . . . . .     515,931
         Cumulative distributions in excess of
             net income. . . . . . . . . . . . . . . . . . . .    (160,016)
                                                                -----------
         Total capitalization. . . . . . . . . . . . . . . . .  $   403,491
                                                                -----------
                                                                -----------

                                 SELLING STOCKHOLDERS

    The Selling Stockholders received their Shares pursuant to the Merger. In connection with the Merger, the Company agreed to file a registration statement with the Commission covering certain of the Shares issued to each Selling Stockholder and to indemnify each Selling Stockholder against claims made against them arising out of, among other things, statements made in such registration statement. In addition, the Company agreed to cause this registration statement to remain effective for a period of at least 24 months or until all of the Shares are sold.

    The following table provides certain information with respect to the Shares held and to be offered under this Prospectus from time to time by each Selling Stockholder. Because the Selling Stockholders may sell any amount of their Shares pursuant to this Prospectus, and this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the number and percentage of shares of Common Stock that will be held by each Selling Stockholder upon termination of this offering. See "Plan of Distribution."

                                                 TOTAL SHARES OF
                                                  COMPANY STOCK      NUMBER OF
                                                   BENEFICIALLY        SHARES
     NAME                                             OWNED           OFFERED
     ----                                        ---------------     -----------
    Robert E. Caffey . . . . . . . . . . . . . .     74,738           18,685
    Donald K. Cooke. . . . . . . . . . . . . . .     61,960           15,388
    Thomas A. Lewis. . . . . . . . . . . . . . .     77,053           18,685
    Gary M. Malino(1). . . . . . . . . . . . . .     63,169           15,388
    Lawrence E. Stephenson . . . . . . . . . . .     62,346           15,388
    Richard J. VanDerhoff(2) . . . . . . . . . .     78,278           18,685
    John H. Wolfe(3) . . . . . . . . . . . . . .    112,629           18,685
    William E. Clark, as trustee of The William E.
        Clark and Evelyn J. Clark Trust dated
         June 19, 1981(4). . . . . . . . . . . .    564,088          126,777
                                                                     --------
              Total. . . . . . . . . . . . . . .                     247,681
                                                                     --------
                                                                     --------
- -----------------------
(1) Mr. Malino's total includes 206 shares owned of record by his wife, as to which he disclaims beneficial ownership, and 1,043 shares owned of record jointly by he and his wife, as to which he shares voting and disposition power with his wife.

(2) Mr. VanDerhoff's total includes 2,440 shares owned of record by his wife, as to which he disclaims beneficial ownership.

(3) Mr. Wolfe's total includes 12,835 shares owned by J.H. Wolfe Properties, Inc. and 10,976 shares owned by J.H. Wolfe Properties, Inc. Pension and Profit Sharing Plan and 14,080 shares owned of record by the Wolfe Family Trust of which he is the trustee.

(4) The total includes the 544,581 shares owned of record by The William E. Clark, Jr. and Evelyn J. Clark Family Trust, 18,329 shares owned of record by the Realty Income Corporation Defined Benefit Pension Plan, of which Mr. Clark is the trustee, and 449 shares owned of record by his wife. Mr. Clark disclaims beneficial ownership of the shares owned of record by his wife.

    Each of the foregoing Selling Stockholders was a stockholder of Advisor Company. In addition, Mrs. Clark and Messrs. Clark, Lewis, Wolfe and Caffey were directors of Advisor Company. Mr. Clark was the Chief Executive Officer and Mrs. Clark was the Corporate Secretary of Advisor Company. Messrs. VanDerhoff, Lewis, Wolfe, Caffey and Malino were the President and Chief Operating Officer, Vice President, Capital Markets, Vice President, Portfolio Acquisitions, Vice President, Operations and Chief Financial Officer, respectively, at Advisor Company.

    Mr. VanDerhoff has been President and Chief Operating Officer of the Company since November 1994, and became a director of the Company on August 19, 1996. Mr. Malino has been Chief Financial Officer of the Company since August 1994 and the Vice President, Chief Financial Officer and Treasurer of the Company since August 1995. Mr. Wolfe has been the Vice President, Portfolio Acquisitions of the Company since August 1995. Mr. Clark has been the Chairman of the Board of Directors, Chief Executive Officer and a director of the Company since September 1993. Mr. Lewis has been the Vice Chairman of the Board of Directors, Vice President, Capital Markets and a director of the Company since September 1993.

    Except as otherwise noted above, the Company is unaware of any material relationship between any of the Selling Stockholders and the Company in the past three years other than as a result of the ownership of the Shares and the Merger.

                           PRICE RANGE OF COMMON STOCK AND
                                 DISTRIBUTION HISTORY

    The Common Stock of the Company is listed on the New York Stock Exchange under the symbol "O." The stock initially began trading on The New York Stock Exchange on October 18, 1994. Prior to October 18, 1994, the stock was not publicly traded. The following table shows the high and low sales prices per share for the Common Stock as reported by the New York Stock Exchange, and distributions declared, for the periods indicated:


                                                     PRICE PER SHARE        DISTRIBUTIONS
                                                     OF COMMON STOCK         DECLARED(1)
                                              -------------------------    ----------------
                                                   HIGH           LOW
                                                   ----          ----
 1994
 Third Quarter                                     N/A            N/A      $   0.300
 Fourth Quarter
   (price per share from October 18, 1994)   $  18.125     $   15.250          0.450

 1995
 First Quarter                               $  19.250     $   16.500      $   0.450
 Second Quarter                                 21.500         17.875          0.450
 Third Quarter                                  22.000         20.250          0.465
 Fourth Quarter                                 22.500         19.250          0.850

 1996
 First Quarter                               $  23.125     $   20.375      $   0.310
 Second Quarter                                 21.875         19.500          0.465
 Third Quarter (through August 16, 1996)        22.000         20.375          0.155


(1) Distributions are currently declared monthly by the Company based on financial results for the prior months. Although the Company expects to continue its policy of paying monthly distributions, there can be no assurance that the current level of distributions will be maintained by the Company. See "Distribution Policy.

    On August 16, 1996, the last closing sale price of the Company's Common Stock as reported by the NYSE was $21.750 per share.

                                 PLAN OF DISTRIBUTION

    The Shares may be sold from time to time by the Selling Stockholders or by donees or transferees, directly or through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or the purchasers of Shares for whom they may act as agent. The Shares or any part of the Shares may be sold in amounts and on terms to be determined at the time of sale, including, without limitation, block trades, on the NYSE, in the over-the-counter market, or otherwise, at negotiated prices or at or relating to quoted market prices then prevailing. The Selling Stockholders reserve the sole right to accept and, together with any agent of the Selling Stockholders, to reject in whole or in part any proposed purchase of the Shares. The Selling Stockholders will pay any sales commissions or other seller's compensation applicable to such transactions.

    To the extent required, the amount of the Shares to be sold, purchase prices, public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth by the Company in a Prospectus Supplement accompanying this Prospectus or, if appropriate, a post-effective amendment to the Registration Statement. The Selling Stockholders and agents who execute orders on its behalf may be deemed to be underwriters as that term is defined in
Section 2(11) of the Securities Act and a portion of any proceeds of sales and discounts, commissions or other seller's compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

    Offers or sales of the Shares have not been registered or qualified under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available and is complied with.

    Under applicable rules and regulations under the Exchange Act any person engaged in a distribution of the Shares may not simultaneously engage in market-making activities with respect to such Shares for a period of two to nine business days prior to the commencement of such distribution. In addition to and without limiting the foregoing, the Selling Stockholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders or any other persons. All of the foregoing may affect the marketability of the Shares and the brokers' and dealers' ability to engage in market-making activities with respect to the Shares.

    Pursuant to an agreement with the Selling Stockholders, the Company will pay substantially all of the expenses incident to the registration of the Shares, estimated to be approximately $20,000. Under agreements entered into with the Company, the Selling Stockholders, and any underwriter they may utilize will be indemnified by the Company against certain civil liabilities, including liabilities under the Securities Act.

                                       EXPERTS

    The consolidated financial statements and financial statement schedule of Realty Income Corporation and subsidiaries, as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified accountants, incorporated herein by reference, and upon the authority of such firm as experts in accounting and auditing.

                                    LEGAL MATTERS

    The validity of the Shares offered by this Prospectus will be passed upon for the Company by Latham & Watkins, Costa Mesa, California.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR MAKE ANY REPRESENTATIONS
OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS
IN CONNECTION WITH THE OFFERING HEREIN               247,681 SHARES
CONTAINED AND, IF GIVEN OR MADE, UPON AS
HAVING BEEN AUTHORIZED BY THE COMPANY OR
THE SELLING STOCKHOLDERS.  THIS PROSPECTUS            REALTY INCOME
DOES NOT CONSTITUTE AN OFFER TO SELL, OR               CORPORATION
A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES
OFFERED HEREBY IN ANY JURISDICTION TO ANY
PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN
OFFER OR SOLICITATION.  NEITHER THE DELIVERY
OF THIS PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES,
CREATE AN IMPLICATION THAT THERE HAS
NOT BEEN ANY CHANGE IN THE FACTS SET
FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS
OF THE COMPANY SINCE THE DATE HEREOF.

          ----------------------

           TABLE OF CONTENTS                           COMMON STOCK
                                                    ($1.00 PAR VALUE)
                                    Page
                                    ----

Available Information. . . . . . . . .2
Incorporation of Certain Documents by
   Reference . . . . . . . . . . . . .2
The Company. . . . . . . . . . . . . .3               ----------------
Distribution Policy. . . . . . . . . .4                  PROSPECTUS
Selected Consolidated Financial                       ----------------
   Information . . . . . . . . . . . .5
Capitalization . . . . . . . . . . . .6
Selling Stockholders . . . . . . . . .7
Price Range of Common Stock and
   Distribution History. . . . . . . .9
Plan of Distribution . . . . . . . . 10
Experts. . . . . . . . . . . . . . . 10
Legal Matters. . . . . . . . . . . . 10


                                                                , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The estimated expenses, other than underwriting discounts and commissions which shall be paid for by the Selling Stockholders, in connection with the offerings of the Shares are as follows:

    Securities Act Registration Fee. . . . . . . . . . . .       $   1,800
    Blue Sky Fees and Expenses . . . . . . . . . . . . . .             200
    Legal Fees and Expenses. . . . . . . . . . . . . . . .          15,000
    Accounting Fees and Expenses . . . . . . . . . . . . .           2,300
    Miscellaneous. . . . . . . . . . . . . . . . . . . . .           1,000
                                                                 ---------

    Total. . . . . . . . . . . . . . . . . . . . . . . . .       $  20,300
                                                                 ---------
                                                                 ---------


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article 11 of the Certificate of Incorporation provides that directors of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for their conduct as directors to the full extent permitted by the Delaware General Corporation Law ("Delaware Law") as it existed at the time the Certificate of Incorporation was adopted, and as it may thereafter be amended. Any amendment to or repeal of Article 11 shall apply only to acts or omissions of directors occurring after such amendment or repeal.

    The Bylaws provide that the Registrant shall indemnify and hold harmless its directors and officers to the fullest extent permitted under Delaware Law or by any other applicable law against all expenses, judgments, fines and amounts paid in settlement incurred in connection with their service or status as directors and officers. Such indemnification also extends to liabilities arising from actions taken by directors or officers when serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise.

    Section 145 of Delaware Law, as currently in effect, sets forth the indemnification rights of directors and officers of Delaware corporations. Under such provision, a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of litigation or other legal proceedings when he or she is successful on the merits or otherwise, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such litigation (other than a derivative suit), even if he or she is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reason to believe his or her conduct was unlawful), and (iii) may be indemnified by the corporation for the expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or an officer of a duty owed to the corporation), even if he or she is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification may be made in accordance with this clause (iii) if the director or officer is adjudged liable to the corporation, unless a court determines that, despite such adjudication but in view of all the circumstances, he or she is fairly and reasonably entitled to indemnification of such expenses. The indemnification described in clauses (ii) and (iii) above shall be made only upon a determination by (A) a majority of a quorum of disinterested directors,
(B) independent legal counsel in a written opinion, or (C) the stockholders, that indemnification is proper because the applicable standard of conduct has been met.

    The effect of the indemnification provisions contained in the Bylaws is to require the Registrant to indemnify its directors and officers under circumstances where such indemnification would otherwise be discretionary and to extend to the Registrant's directors and officers the benefits of Delaware Law dealing with director and officer indemnification, as well as any future changes that might occur under Delaware Law in this area.

    The By-Laws state that the indemnification rights granted thereunder are not exclusive of any other indemnification rights to which the director or officer may otherwise be entitled. As permitted by Section 145(g) of Delaware Law, the Bylaws also authorize the Registrant to purchase directors and officers insurance for the benefit of its directors and officers, irrespective of whether the Registrant has the power to indemnify such persons under Delaware Law. The Registrant currently maintains such insurance as allowed by these provisions.


ITEM 16. EXHIBITS

    2. Agreement and Plan of Merger between Realty Income Corporation and R.I.C. Advisor, Inc. dated as of April 28, 1995 (incorporated herein by reference to Appendix A to the Company's definitive Proxy Statement filed June 30, 1995)
    3.1 Amended and Restated Certificate of Incorporation of Realty Income Corporation (filed as Exhibit 3.1 to the Company's Form 10-Q for the quarter ended September 30, 1994 and incorporated herein by reference)
    3.2  Amended and Restated Bylaws of Realty Income Corporation (filed as
         Exhibit 3.2 to the Company's 10-Q for the quarter ended September 30, 1995 and incorporated herein by reference)
    4.1 Registration Rights for Realty REIT Securities Agreement dated April 28, 1995
    4.2  Indemnification Escrow Agreement dated as of April 28, 1995
    5.1  Opinion of Latham & Watkins
   23.1  Consent of KPMG Peat Marwick LLP
   23.2  Consent of Latham & Watkins (to be included in Exhibit 5.1)
   24. Power of Attorney (included on signature page to this Registration Statement)
   27. Financial Data Schedule (electronically filed with the Securities and Exchange Commission only and incorporated herein by reference to
         Exhibit 27 to the Company's Form 10-Q for the quarter ended June 30,
         1996)


ITEM 17. UNDERTAKINGS

    (a)  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

    (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    PROVIDED, HOWEVER, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement;

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Escondido, State of California, on August 19, 1996.

                                       REALTY INCOME CORPORATION



                                       By: /s/ WILLIAM E. CLARK
                                          -------------------------------------
                                          William E. Clark,
                                          Chairman of the Board and
                                          Chief Executive Officer


                                  POWER OF ATTORNEY

    Each person whose signature appears below hereby authorizes and appoints William E. Clark, Richard J. VanDerhoff, and each of them as his true and lawful attorney-in-fact and agent, each with full powers of substitution and resubstitution and full power to act without the other, to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to each said attorney-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in or about the premises.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on August 19, 1996.

         Signature                                    Title
         ---------                                    -----

/s/ WILLIAM E. CLARK                   Chairman of the Board and Chief
- ----------------------------------     Executive Officer (Principal Executive
 William E. Clark                      Officer)

/s/ THOMAS A. LEWIS
- ----------------------------------     Vice Chairman of the Board and Vice
 Thomas A. Lewis                       President Capital Markets

/s/ DONALD R. CAMERON
- ----------------------------------     Director
 Donald R. Cameron

/s/  ROGER P. KUPPINGER
- ----------------------------------     Director
 Roger P. Kuppinger

/s/ MICHAEL D. McKEE
- ----------------------------------     Director
 Michael D. McKee

/s/ GARY M. MALINO                     Vice President, Chief Financial Officer
- ----------------------------------     (Principal Financial and Accounting
 Gary M. Malino                        Officer)

/s/ RICHARD J. VANDERHOFF              President, Chief Operating Officer
- ----------------------------------     and Director
 Richard J. VanDerhoff

/s/ WILLARD H. SMITH JR                Director
- ----------------------------------
 Willard H. Smith Jr

                                    EXHIBIT INDEX

EXHIBIT
NUMBER
- -------


 2 Agreement and Plan of Merger between Realty Income Corporation and R.I.C. Advisor, Inc. dated as of April 28, 1995 (incorporated herein by reference to Appendix A to the Company's definitive Proxy Statement filed June 30, 1995)

 3.1     Amended and Restated Certificate of Incorporation of
         Realty Income Corporation (filed as Exhibit 3.1 to the
         Company's Form 10-Q for the quarter ended September 30,
         1994 and incorporated herein by reference)

 3.2     Amended and Restated Bylaws of Realty Income Corporation
         (filed as Exhibit 3.2 to the Company's 10-Q for the quarter ended September 30, 1995 and incorporated herein by reference)

 4.1 Registration Rights for Realty REIT Securities Agreement dated April 28, 1995

 4.2     Indemnification Escrow Agreement dated as of April 28, 1995

 5.1     Opinion of Latham & Watkins

23.1     Consent of KPMG Peat Marwick LLP

23.2     Consent of Latham & Watkins (to be included in Exhibit 5.1)

24 Power of Attorney (included on signature page to this Registration Statement)

27       Financial Data Schedule (electronically filed with the
         Securities and Exchange Commission only and incorporated herein by reference to Exhibit 27 to the Company's
         Form 10-Q for the quarter ended June 30, 1996)